Exhibit 99.2
RISK FACTORS
          Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
RISKS RELATED TO OUR BUSINESS
          We have repositioned ourselves from a specialty biopharmaceutical to a product development company and face all the risks inherent in the implementation of a new business strategy.
          In conjunction with the sale of our prenatal and related product lines and the grant of an exclusive North American license to our lead product ESTRASORB, we have changed the focus of the company from the development and commercialization of specialty pharmaceutical products to the research and development of new products using our proprietary drug delivery and biological platforms. We cannot predict whether we will be successful implementing our new business strategy.
          We intend to focus our research and development activities on areas in which we have particular strengths and on technologies that appear promising. These technologies often are on the cutting edge of modern science. As a result, the outcome of any research or development program is highly uncertain. Only a very small fraction of these programs ultimately result in commercial products or even product candidates and a number of events could delay our development efforts and negatively impact our ability to obtain regulatory approval for, and to market and sell, a product candidate. Product candidates that initially appear promising often fail to yield successful products. In many cases, preclinical or clinical studies will show that a product candidate is not efficacious, or that it raises safety concerns or has other side effects, which outweigh the intended benefit. Success in preclinical or early clinical trials may not translate into success in large-scale clinical trials. Further, success in clinical trials will likely lead to increased investment, adversely affecting short-term profitability, to bring such products to market. Even after a product is approved and launched, general usage or post-marketing studies may identify safety or other previously unknown problems with the product which may result in regulatory approvals being suspended, limited to narrow indications or revoked, or which may otherwise prevent successful commercialization.
          We must identify products and product candidates for development with our technologies and establish successful government and third-party relationships.
          Our long-term ability to generate product-related revenue depends in part on our ability to identify products and product candidates that may utilize our drug delivery and biological technologies. If internal efforts do not generate sufficient product candidates, we will need to identify third parties that wish to license our technologies for development of their products or product candidates. We may be unable to license our technologies to third parties for a number of reasons, including:
•	an inability to negotiate license terms that would allow us to make an appropriate return from resulting products;

•	an inability to identify suitable products or product candidates within, or complementary to, our areas of expertise; or

•	an unwillingness of the part of competitors to utilize the technologies of a competing company or disclose the existence or status of new products or products candidates under development.
          Our near and long-term viability will also depend in part on our ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies and government agencies. We will either need to develop or acquire these resources on our own, which will require substantial funding, time and effort, or will need to enter into additional collaborative agreements or government contracts to assist in the development and commercialization of some of these potential products. Establishing strategic collaborations and obtaining government funding are difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position; government agencies may reject contract or grant applications based on their assessment of public need, the public interest and our products’ ability to address these areas. If we fail to establish a sufficient number of collaborations or government relationships on acceptable terms, we may not generate sufficient revenue. Even if we successfully establish new collaborations or obtain government funding, these relationships may never result in the successful development or commercialization of any product candidates or the generation of any sales or royalty revenue.
          Our success depends on our ability to maintain the proprietary nature of our technology.
          Our success in large part depends on our ability to maintain the proprietary nature of our technology and other trade secrets, including our proprietary drug delivery and biological technologies. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. We also must operate without infringing the proprietary rights of third parties or letting third parties infringe our rights. We currently have 51 U.S. patents and corresponding foreign patents and patent applications covering our technologies. However, patent issues relating to pharmaceuticals involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our patent applications will result in the issuance of patents, or that any patents issued to us will provide us with any competitive advantage. We also cannot be sure that we will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to us.
          There is a risk that third parties may challenge our existing patents or claim that we are infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that we may be required to obtain licenses from third parties to avoid infringing third-party patents or other proprietary rights. We cannot be sure that such third-party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third-party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.
          Although our patents include claims covering various features of our products and product candidates, including composition, methods of manufacture and use, our patents do not provide us with complete protection against the development of competing products. Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.
          We have limited financial resources and we are not certain that we will be able to obtain financing to maintain our operations or to fund the development of future products.
          In the near term we will not generate revenues from product sales, licensing fees, royalties, milestones, contract research and other sources in an amount sufficient to fund our operations, and we will therefore use our cash resources and could require additional funds to maintain our operations, continue our research and development programs, commence future preclinical and clinical trials, seek regulatory approvals and market our products. We will seek such additional funds through public or private equity or debt financings, collaborative arrangements and other sources. We cannot be certain that adequate additional funding will be available to us on acceptable terms, if at all. If we cannot raise the additional funds required for our anticipated operations, we may be required to delay significantly, reduce the scope of or eliminate one or more of our research or development programs, downsize our general and administrative infrastructure or programs, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products. If we raise additional funds through future offerings of shares of our common stock or other securities, such offerings would cause dilution of existing stockholders’ percentage ownership in the Company. These future offerings also could have a material and adverse effect on the price of our common stock.
          We have a history of losses and our future profitability is uncertain.
          Our expenses have exceeded our revenues since our formation in 1987, and our accumulated deficit at December 31, 2004 was $130.7 million. Our net revenues for the last three years were $8.3 million in 2004, $11.8 million in 2003 and $15.0 million in 2002. For the six months ended June 30, 2005 and 2004, our revenues were $3.3 million and $6.2 million, respectively. We have received a limited amount of product-related revenue from research contracts, licenses and agreements to provide vaccine products, services and adjuvant technologies. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in other significant revenues to offset our expenses. Our net losses for the last three years were $25.9 million in 2004, $17.3 million in 2003 and $22.7 million in 2002, while they were $14.6 million and $12.9 million for the six months ended June 30, 2005 and 2004, respectively.
          Our losses have resulted from research and development expenses, sales and marketing expenses for ESTRASORB, protection of our intellectual property and other general operating expenses. Our losses increased due to the launch of ESTRASORB as we expanded our manufacturing capacity and sales and marketing capabilities, and may increase as and when we conduct additional and larger clinical trials for our product candidates. Therefore, we expect our cumulative operating loss to increase until such time, if ever, product sales, licensing fees, royalties, milestones, contract research and other sources generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.
          We have received a comment letter from the Securities and Exchange Commission regarding our annual report on Form 10-K/A for the fiscal year ended December 31, 2004, and we have yet to receive confirmation from the Commission that all matters raised in that letter have been resolved to the satisfaction of the Commission.
          The Company received a comment letter from the Commission on July 12, 2005 relating to the Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2004. The Company responded to such comment letter on July 26, 2005 and had subsequent telephone conferences with the Staff of the Commission. Following such telephone conferences, the Company submitted a follow-up response letter on October 31, 2005.
          The Company has not yet received confirmation from the Commission that all matters raised in its letter dated July 12, 2005 have been resolved to the Commission’s satisfaction. The sole remaining open issue relates to the Company’s recording of a $2.5 million intangible asset in connection with the termination of the Company’s business relationship with King Pharmaceuticals, Inc. in July 2004.
          The Commission requested a detailed calculation supporting the $2.5 million intangible asset recorded, inquired as to why such amount qualified as an intangible asset and requested the specific authoritative literature the Company used in arriving at its conclusions. In its October 31, 2005 supplemental response letter, the Company clarified its initial response and provided a detailed explanation of its accounting for the intangible asset. However, the Company has not received confirmation from the Staff at the Commission that the Company’s explanation is sufficient or acceptable. If the Commission were to determine that the Company improperly recorded the intangible asset, it may require the Company to restate the relevant portions of its financial statements. While such a restatement would have no impact on the Company’s bottom line, the announcement of a financial statement restatement would likely negatively impact the price of the Company’s common stock and could materially and adversely affect the Company.
          Many of our competitors have significantly greater resources and experience, which may negatively impact our commercial opportunities and those of our licensees.
          The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug and chemical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial and technical resources, experience and expertise in:
•	research and development;

•	preclinical testing;

•	clinical trials;

•	regulatory processes and approvals;

•	production and manufacturing; and

•	sales and marketing of approved products.
          Large and established companies such as Merck & Co., Inc., GlaxoSmithKline PLC, Chiron Corp. and MedImmune Inc., among others, compete in the vaccine market. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and trials and obtaining regulatory approvals to market such products, and manufacturing such products on a broad scale.
          Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical or other companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner that we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.
          In order to effectively compete, we will have to make substantial investments in sales and marketing or partner with one or more established companies. There is no assurance that we will be successful in gaining significant market share for any product or product candidate. Our technologies and products also may be rendered obsolete or noncompetitive as a result of products introduced by our competitors to the marketplace more rapidly and at a lower cost.
          The return on our investment in ESTRASORB depends in large part on the success of our relationship with Esprit and our ability to manufacture the product.
          In October 2005, we entered into a license agreement and a supply agreement with Esprit Pharma for ESTRASORB. Under the license agreement, we granted Esprit exclusive rights to market ESTRASORB in North America. In consideration for such rights, Esprit is to pay the company certain milestone payments, and Novavax also is entitled to receive a 10% royalty on all future net sales of ESTRASORB.

          While our license agreement with Esprit gives us some limited protections with respect to that company’s ESTRASORB marketing and sales efforts and, we believe, creates incentives for Esprit consistent with our own, we cannot control the amount and timing of the marketing efforts that Esprit devotes to ESTRASORB or make any assurances that Esprit’s promotion and marketing of ESTRASORB in North America will be successful. We do not have a history of working together with Esprit and cannot predict the success of the collaboration, nor can we give any assurances that Esprit will not reduce or curtail its efforts to market ESTRASORB because of factors affecting its business or operations beyond our control. Any loss of Esprit as a partner in the commercialization of ESTRASORB, dispute over terms of, or decisions regarding the license and supply agreement or other adverse developments in our relationship with Esprit may harm our business and might accelerate our need for additional capital. We also can give no assurances that Esprit will be more successful than Novavax in gaining market acceptance of ESTRASORB. Prescription trends for ESTRASORB have not met our expectations to date and Esprit will face similar obstacles to gaining market share of the estrogen therapy market, including competition from large and established companies with similar estrogen therapy products.
          Numerous companies worldwide currently produce and sell estrogen products for clinical indications identical to those for ESTRASORB. Currently, the oral and patch product segments account for approximately 75% and 15% of the market, respectively, according to 2004 Verispan data. Wyeth commits significant resources to the sale and marketing of its product, Premarin®, in order to maintain its market leadership position. Several other companies compete in the estrogen category including Berlex Laboratories, Inc., Novartis Pharma AG and Solvay Pharmaceuticals. Recently, Solvay introduced an alcohol-based gel product, Estrogel, which is directly competitive with ESTRASORB. These and other products sold by our competitors have all achieved a degree of market penetration superior to ESTRASORB.
          In addition, under the supply agreement, Novavax is obligated to supply Esprit with ESTRASORB through the manufacture of the product at Novavax’s pharmaceutical plant in Philadelphia, Pennsylvania. We have only limited experience with the large capacity manufacturing required for the commercial sale of a product. Although we have validated our manufacturing methods for the product with the FDA, we will remain subject to that agency’s rules and regulations regarding good manufacturing practices, which are enforced by the FDA through its facilities inspection program. Compliance with such rules and regulations requires us to spend substantial funds and hire and retain qualified personnel. We face the possibility that we may not be able to meet Esprit’s supply requirements under the agreement in a timely fashion at acceptable quality, quantity and prices or in compliance with applicable regulations. If our facility fails to comply with applicable regulations, we will be forced to utilize a third party contractor to manufacture the product. We may not be able to enter into alternative manufacturing arrangements at commercially acceptable rates, if at all. Moreover, the manufacturers we use may not provide sufficient quantities of product to meet our specifications or our delivery, cost and other requirements.
          We must utilize our manufacturing facility for products other than ESTRASORB.
          Currently we are only manufacturing ESTRASORB at our facility in Philadelphia and will manufacture the product at a loss until production volumes increase or we enter into contract manufacturing arrangements with third parties to more fully utilize the facility’s capacity, as the facility is able to accommodate a much greater production schedule than its currently schedule, and offset the fixed costs related to the manufacturing process and facility. Until we increase production of ESTRASORB or enter into such contract manufacturing arrangements for sufficient quantities, the cost of sales percentages will continue to be unusually high and we will continue to manufacture the product at a loss. In addition, while the Company was successful in negotiating a substantial reduction in its monthly rent for the facility during 2005, such reductions will expire in the summer of 2006 and the Company expects lease costs to increase, potentially by a material amount. Although we are working to design alternative packaging solutions to further streamline production and lower costs of production, there can be no assurances that such efforts will result in meaningful cost savings or otherwise be successful.

          We have not completed the development of products other than ESTRASORB and we may not succeed in obtaining the FDA approval necessary to sell additional products.
          The development, manufacture and marketing of our pharmaceutical and biological products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. ESTRASORB is the only product developed by the company to have been approved for sale in the United States. Approval outside the U.S. may take longer or may require additional clinical trials. Our product candidate ANDROSORB has completed Phase I human clinical studies. Additional product candidates are in preclinical laboratory or animal studies.
          Before applying for FDA approval to market any new drug product candidates, we must first submit an Investigational New Drug application (“IND”) that explains to the FDA results of the pre-clinical testing conducted in laboratory animals and what we propose to do for human testing. At this stage, the FDA decides whether it is reasonably safe to move forward with testing the drug on humans. We must then conduct Phase 1 studies and larger-scale Phase 2 and 3 human clinical trials that demonstrate the safety and efficacy of our products to the satisfaction of the FDA. Only after these trials are complete can a New Drug Application (“NDA”) be filed with the FDA requesting approval of the drug for marketing.
          Vaccine clinical development follows the same general pathway as for drugs and other biologics. A sponsor who wishes to begin clinical trials with a vaccine must submit an IND describing the vaccine, its method of manufacture and quality control tests for release. Pre-marketing (pre-licensure) vaccine clinical trials are typically done in three phases. Initial human studies, referred to as Phase 1, are safety and immunogenicity studies performed in a small number of closely monitored subjects. Phase 2 studies are dose-ranging studies and may enroll hundreds of subjects. Finally, Phase 3 trials typically enroll thousands of individuals and provide the critical documentation of effectiveness and important additional safety data required for licensing.
          If successful, the completion of all three phases of clinical development can be followed by the submission of a Biologics License Application (“BLA”). Also during this stage, the proposed manufacturing facility undergoes a pre-approval inspection during which production of the vaccine as it is in progress is examined in detail. Vaccine approval also requires the provision of adequate product labeling to allow health care providers to understand the vaccine’s proper use, including its potential benefits and risks, to communicate with patients and parents, and to safely deliver the vaccine to the public. Until a vaccine is given to the general population, all potential adverse events cannot be anticipated. Thus, many vaccines undergo Phase 4 studies after a BLA has been approved and the vaccine is licensed and on the market.
          These processes are expensive and can take many years to complete, and we may not be able to demonstrate the safety and efficacy of our products to the satisfaction of such regulatory authorities. Regulatory authorities may also require additional testing and we may be required to demonstrate that our proposed products represent an improved form of treatment over existing therapies, which we may be unable to do so without conducting further clinical studies. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution, and expanded or additional indications for approved drugs may not be approved, which could limit our revenues. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for our product candidates, the FDA and foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our drug candidates are not approved, our ability to generate revenues may be limited and our business will be adversely affected.
          We may fail to obtain regulatory approval for our products on a timely basis or comply with our continuing regulatory obligations after approval is obtained.
          Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. The speed with which we complete our clinical trials and our applications for marketing approval will depend on several factors, including the following:
•	the rate of patient enrollment and retention, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

•	institutional review board approval of the protocol and the informed consent form;

•	prior regulatory agency review and approval;

•	our ability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	negative test results or side effects experienced by trial participants;

•	analysis of data obtained from preclinical and clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent regulatory approval;

•	changes in the policies of regulatory authorities for drug or vaccine approval during the period of product development; and

•	the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.
          We have limited experience in conducting and managing the preclinical and clinical trials necessary to obtain regulatory marketing approvals. We may not be able to obtain the approvals necessary to conduct clinical studies. We also face the risk that the results of our clinical trials may be inconsistent with the results obtained in preclinical studies or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the specialty biopharmaceutical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed.
          Furthermore, even if a product gains regulatory approval, the product and the manufacturer of the product will be subject to continuing regulatory review, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. Failure to comply with any post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue our business.
          We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered and we cannot assure you that newly discovered or developed safety issues will not arise following any regulatory approval. With the use of any drug by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the drug itself, and only if the specific event occurs with some regularity over a period of time, does the drug become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenues and our financial condition.
          The price of our common stock has been and may continue to be volatile.

          Historically, the market price of our common stock has fluctuated over a wide range. In fiscal year 2004, our common stock traded in a range from $2.93 to $6.92. Between January 1, 2005 and October 31, 2005, our common stock traded in a range from $0.70 to $6.01. It is likely that the price of our common stock will fluctuate in the future. The market prices of securities of small-capitalization, specialty biopharmaceutical companies, including ours, from time to time experience significant price and volume fluctuations unrelated to the operating performance of these companies. In particular, the market price of our common stock may fluctuate significantly due to a variety of factors, including:
•	our ability to obtain government contracts to develop vaccines and other biological product and technologies;

•	governmental agency actions including the FDA’s determination with respect to new drug applications for new products;

•	our ability to obtain financing; and

•	our ability to develop additional products, including biologicals and vaccines.
          In addition, the occurrence of any of the risks described in this “Risk and Factors” section could have a material and adverse impact on the market price of our common stock.
          Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations.
          As of October 31, 2005, we had approximately $29.9 million of outstanding indebtedness. Our substantial amount of outstanding indebtedness could have significant consequences. For example, it:
•	could increase our vulnerability to general adverse economic and industry conditions;

•	requires us to dedicate a substantial portion of our cash flow from operations to service payments on our indebtedness, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;

•	could limit our flexibility in planning for, or reacting to, changes in our business and the pharmaceutical industry, which may place us at a competitive disadvantage compared with competitors that have less indebtedness; and

•	could limit our ability to obtain additional funds, even when necessary to maintain adequate liquidity.
     We may incur additional indebtedness for various reasons, which would increase the risks associated with our substantial leverage.
          Health care insurers and other payors may not pay for our products or may impose limits on reimbursement.
          Our ability and the ability of our licensees to successfully commercialize ESTRASORB and future products will depend, in part, on the extent to which reimbursement for such products will be available from third-party payors such as Medicare, Medicaid, health maintenance organizations, health insurers and other public and private payors. If we succeed in bringing products to the market, we cannot be assured that third-party payors will pay for such products or establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. For example, ESTRASORB currently is being sold as an outpatient prescription drug. Medicare does not cover the costs of most outpatient prescription drugs. We expect that over time ESTRASORB will be treated the same as other estrogen therapy products with respect to government and third-party payor reimbursement, however, additional time is required to increase the number of payors who currently accept our product for reimbursement. There can be no assurance that ESTRASORB will receive similar reimbursement treatment.
          Many health maintenance organizations and other third-party payors use formularies, or lists of drugs for which coverage is provided under a health care benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and, in some cases, the cost of the drug in comparison to alternative products. There can be no assurance that ESTRASORB or any of our future products will be added to payors’ formularies, that our products will have preferred status to alternative therapies, or that the formulary decisions will be conducted in a timely manner. We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for ESTRASORB or future products.
          We may have product liability exposure.
          The administration of drugs to humans, whether in clinical trials or after marketing clearances are obtained, can result in product liability claims. We maintain product liability insurance coverage in the total amount of $10.0 million for claims arising from the use of our currently marketed products and products in clinical trials prior to FDA approval. Coverage is becoming increasingly expensive, however, and we may not be able to maintain insurance at a reasonable cost. There can be no assurance that we will be able to maintain our existing insurance coverage or obtain coverage for the use of our other products in the future. This insurance coverage and our resources may not be sufficient to satisfy liabilities resulting from product liability claims. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms, if at all. Even if a claim is not successful, defending such a claim would be time-consuming and expensive, may damage our reputation in the marketplace, and would likely divert management’s attention.
          We have made loans to certain of our directors, and have guaranteed a brokerage margin loan for one of these directors, which could have a negative impact on our stock price.
          In 2002, pursuant to our 1995 Stock Option Plan, we approved the payment of the exercise price of options by two of our directors through the delivery of full-recourse, interest-bearing promissory notes, in the aggregate principal amount of approximately $1.5 million, secured by a pledge of the underlying shares. As of December 31, 2004, accrued interest receivable related to the borrowing was $209,000. In addition, in 2002 we executed a conditional guaranty of a brokerage margin account for a director in the amount of $500,000. Due to heightened sensitivity in the current environment surrounding related-party transactions, these transactions could be viewed negatively in the market and our stock price could be negatively affected. Our corporate governance policies have been revised and our 2005 stock incentive plan prohibits any additional loans or guarantees to directors.
RISKS RELATED TO THIS OFFERING
          Management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
          We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

          Because the total price you will pay for your shares in the offering will be much greater than the value of our assets after subtracting our liabilities, the value of your investment in our common stock will be diluted.
          If you purchase our common stock in this offering, the price you will pay for our common stock will be much greater than the book value per share of our outstanding common stock after the offering. In addition, the total amount of our capital will be less than it would have been had you and all of the existing stockholders, optionees, and warrant holders paid the same amount per share for our common stock. Accordingly, you will suffer immediate and substantial dilution of your investment. In the past, we have issued options and warrants to buy our common stock at prices below the offering price. You will experience further dilution to the extent that additional shares of our common stock are issued upon the exercise of outstanding stock options and warrants. See “Dilution” for a detailed calculation of the dilution that will result from this offering.
          The issuance of shares of our common stock in connection with this offering will cause additional shares of common stock to be issuable upon conversion of certain outstanding convertible notes of the company.
          Assuming that we issue an aggregate of 4,186,047 shares of our common stock at a public offering price of $4.30 per share, an additional 108,001 shares of common stock will be issuable upon the conversion of $29 million aggregate principal amount of 4.75% convertible notes that are due July 15, 2009. Accordingly, you will suffer additional dilution of your investment. See “Dilution” for a detailed calculation of the dilution that will result from this offering.